Exhibit 5.1

January 18, 2008

Board of Directors
WSB Holdings, Inc.
4201 Mitchellville Road

Suite 200
Bowie, Maryland 20716

Gentlemen:

                             We are acting as counsel to WSB Holdings, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 1,252,450 shares of the Company’s common stock, par value $0.0001 per share, which shares (the “Shares”) may be issued pursuant to the Company’s 1988 Stock Incentive Plan, as amended, the Company’s Non-Employee Directors’ Plan, as amended, the Company’s 1997 Omnibus Stock Plan, as amended, the Company’s 1999 Stock Option and Incentive Plan, as amended, and the Company’s 2001 Stock Option and Incentive Plan, as amended (collectively, the “Plans”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

                             For purposes of this opinion letter, we have examined copies of the documents listed on Schedule 1 attached hereto (the “Documents”).  In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted me as copies (including telecopies).  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                             This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

                             Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares in the manner and on the terms described in the respective Plans, and (iii) receipt by the Company of the consideration for the Shares specified in the respective Plans and the resolutions of the Board of Directors of the Company, or a committee thereof, authorizing the issuance thereof, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON LLP

Schedule 1

1.	An executed copy of the Registration Statement.

2.

The Amended and Restated Articles of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on December 27, 2007 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	A copy of the Company’s 1988 Stock Incentive Plan, as amended.

5.	A copy of the Company’s Non-Employee Directors’ Stock Option Plan, as amended.

6.	A copy of the Company’s 1997 Omnibus Stock Plan, as amended.

7.	A copy of the Company’s 1999 Stock Option and Incentive Plan, as amended.

8.	A copy of the Company’s 2001 Stock Option and Incentive Plan, as amended.

9.

Resolutions of the Board of Directors of the Company adopted at meetings held on September 26, 2007 and January 16, 2008, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the ratification of the Plans, the amendment of the Plans, the reservation for issuance of the Shares, and the registration of shares pursuant to the Registration Statement.